Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 13, 2004, except for Note 10 to the consolidated financial statements, as to which the date is February 25, 2004, relating to the consolidated financial statements and financial statement schedule of MedImmune, Inc., which appears in MedImmune, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP
McLean, Virginia
August 5, 2004